Exhibit 99.1

Orion Marine Group, Inc. Reports Third Quarter 2008 Results

Houston, Texas, November 6, 2008 -- Orion Marine Group, Inc. (the “Company”) (NASDAQ: OMGI), a leading heavy civil marine contractor, today reported net income for the three months ended September 30, 2008, of $3.8 million ($0.17 diluted earnings per share). Excluding one time items related to tax reconciliations, the Company would have reported third quarter net income of $3.2 million ($0.15 diluted earnings per share).  These results compare to net income available to common shareholders of $5.8 million ($0.26 diluted earnings per share) for the same period a year ago.

“Overall, we are pleased with our results for the third quarter in light of the active storm season,” said Mike Pearson, Orion Marine Group’s President and Chief Executive Officer.  “During the quarter we felt the effects of seven named storms that resulted in all of our projects being shut down at least once during the quarter, and some projects being shut down three times.  However, our employees did an excellent job of executing our hurricane emergency plans, securing jobsites, and returning to work quickly. While the project delays caused short term disruptions, and resulted in revenues shifting out of the third quarter, we expect to recognize these revenues in future periods, and more importantly, we expect to see new long-term projects as a result of this active hurricane season.”

Financial highlights of the Company’s third quarter 2008 include:

•
Third quarter 2008 contract revenues increased to $62.9 million, up 4.8% as compared to the third quarter of 2007.   Third quarter contract revenues were impacted by seven named storms resulting in approximately $6 million of revenues shifting from the third quarter into future periods.

•
Gross profit for the quarter was $12.6 million which represents a decrease of $1.7 million or 12.1% compared with the third quarter of 2007.  Gross profit margin for the quarter was 20.0%, which is down 3.9 points from the prior year period, primarily due to high margins related to certain jobs in the third quarter 2007.

•
General and administrative expenses for the third quarter 2008 were $7.4 million, which represents an increase of $2.1 million year-over-year, primarily due to amortization and overhead costs related to the recent acquisition and a full complement of public company expenses.

•	The Company’s third quarter 2008 EBITDA was $10.3 million, representing a 16.5% EBITDA margin, which compares to third quarter 2007 EBITDA of $12.2 million, or a 20.4% EBITDA margin.

•
Backlog of work under contract as of September 30, 2008 was up 38.5% to $160.5 million as compared with backlog under contract at September 30, 2007 of $115.9 million.  Given the typical duration of the Company’s projects, which range from three to nine months, the Company’s backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve month period.  Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized will result in earnings.

•
The Company’s effective tax rate for the quarter was 24.5% primarily due to reconciling federal and state deferred taxes and the benefit of the domestic production deduction.  Excluding these reconciliation items, the Company’s effective tax rate would have been 36.4% for the quarter.

“Excluding the impact of the storms, our results were in-line with our expectations,” said Mark Stauffer, Orion Marine Group’s Executive Vice President and Chief Financial Officer. “Overall we had a good quarter and once again maintained our solid financial position. Given the current economic and financial environment, I am pleased with our balance sheet, positive free cash flow generation, and low leveraged position.”

2008 Outlook

Given the current backlog and bid opportunities, the Company expects fourth quarter 2008 revenue will grow 19% - 26% year-over-year.  The Company’s fourth quarter EBITDA margin goal is 15 - 18%.  The Company will not fully realize the revenue that shifted out of the third quarter during the balance of 2008 as some of this revenue will shift into 2009.  Additionally, the bidding and award of some contracts were delayed as a result of the storms, specifically Hurricane Ike, which reduces the amount of revenue opportunity in 2008.  Therefore, full year revenue growth will be below the Company’s previously stated goal of 28% to 32% year-over-year and will now be in the range of 21% to 23% year-over-year.  The Company remains comfortable with its previously announced full year EBITDA margin goal.

2009 Outlook

Continued port expansion, U.S. infrastructure updates, coastal and wetland restoration projects, and expansion in the cruise industry should continue to provide good bid opportunities long term.  Additionally, the Company expects to see bid opportunities for repairs and enhancements to marine facilities as well as projects involving dredging services from the active 2008 hurricane season.  Already, the Company is working with several customers on small emergency repair projects.  Additional federal emergency funding may also provide bid opportunities in the future.

“So far 2009 appears to be shaping up to be a good year,” said Mike Pearson, Orion Marine Group’s President and Chief Executive Officer. “However, we will remain vigilant about the uncertainty in the economic environment.  As we previously have stated, depending on the breadth and depth of the downturn, we could see negative impacts on our business.  It is not unreasonable to think that some of our end markets could see some deterioration or bidding delays as a result of the uncertainty in the economy.  However, other end markets could reasonably see increased bidding opportunities and outperform due to increased spending on infrastructure projects as well as hurricane protection and restoration projects. Currently we are seeing good overall bid opportunities for 2009 and are cautiously optimistic about the year ahead.”

Looking at 2009 in detail, the Company expects $96.6 million of the previously stated $160.5 million in backlog to be liquidated during 2009. Earlier this week, the Company was awarded a large port channel deepening project near Galveston, TX which added approximately $13 million to 2009 backlog.  Including this project, the Company has almost $110 million worth of backlog expected to be liquidated in 2009.  Additionally, the Company is tracking almost $1.4 billion of bid opportunities for 2009, which excludes the recent federal supplemental emergency storm funding.  As a result of the current backlog and current expected bid opportunities, the Company’s initial full year 2009 revenue growth goal is between 12% and 16% as compared to full year 2008.  The Company’s initial full year 2009 EBITDA margin goal is 14% - 18%.

Conference Call

Orion Marine Group will conduct a telephone briefing to discuss its results for the third quarter 2008 and its outlook for the fourth quarter 2008 and initial full year 2009 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, November 6, 2008.  To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company’s website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Third Quarter 2008 Earnings Conference Call at 800-378-6592.  A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a singlesource turnkey solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, dredging, repair and maintenance, bridge building, marine pipeline construction, as well as specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 75-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”.  These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company’s ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company’s financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company’s profitability or liquidity.

A reconciliation of the Company’s future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period.  These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, any statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company’s fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company’s plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company’s Annual Report on Form 10-K, filed on March 19, 2008, which is available on its website at www.orionmarinegroup.com or at the SEC’s EDGAR site at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts. Orion Marine Group, Inc. and Subsidiaries

Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share and per share information)
	Three Months Ended
	September 30, 2008	September 30, 2007
	(Unaudited)	(Unaudited)
Contract revenues	$62,897	$59,999
Costs of contract revenues	50,297	45,668
Gross profit	12,600	14,331
Selling, general and administrative expenses	7,357	5,274
Operating income	5,243	9,057

Interest income	(107)	(214)
Interest expense	365	71
Interest (income) expense, net	258	(143)
Income before income taxes	4,985	9,200
Income tax expense	1,221	3,437
Net income	$3,764	$5,763

Basic earnings per share—Common	$0.18	$0.27
Diluted earnings per share—Common	$0.17	$0.26
Shares used to compute earnings per share:
Basic—Common	21,487,542	21,447,492
Diluted—Common	21,840,825	21,851,107

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)
	Three Months Ended
	September 30, 2008	September 30, 2007
	(Unaudited)	(Unaudited)
Net income	$3,764	$5,763
Income tax expense	1,221	3,437
Interest (income) expense, net	258	(143)
Depreciation and amortization	5,104	3,164
EBITDA[1]	$10,347	$12,221
Operating Income Margin[2]	8.3%	15.1%
Impact of Depreciation and Amortization	8.2%	5.3%
EBITDA margin[1]	16.5%	20.4%

1 EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.  EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.

2 Operating income margin is calculated by dividing operating income by contract revenues.

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)
	Nine Months Ended
	September 30, 2008	September 30, 2007
	(Unaudited)	(Unaudited)
Net cash flow from operating activities	$16,379	$6,328

Cash and cash equivalents	$18,985	$14,420

Term debt outstanding	$35,000	$1,643

Capital Expenditures	$11,715	$7,939

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Investor Relations
713-852-6506